Exhibit 10.17

GEORGIA HOLDINGS, INC.

DIVIDEND RESTRICTED STOCK UNIT

GRANT CERTIFICATE

THIS DIVIDEND RESTRICTED STOCK UNIT GRANT CERTIFICATE (this “Agreement”), effective as of [            ] (the “Date of Grant”), is made by and between Georgia Holdings, Inc., a Delaware corporation (the “Company”), and [            ] (the “Grantee”).

WHEREAS, the Company has adopted the Georgia Holdings, Inc. Management Equity Plan (as may be amended from time to time, the “Plan”), pursuant to which Restricted Stock Units (“RSUs”) may be granted;

WHEREAS, the Company previously declared and paid a cash dividend (the “[            ] Stockholders Dividend”) in respect of the Company’s common stock, par value $0.01 per share (“Common Stock”), in the amount of $[            ] per share, to holders of record as of [            ];

WHEREAS, the Committee determined that, pursuant to the Plan, awards under the Plan (including Options (as defined under the Plan)) that were outstanding on [            ] (the date on which the [            ] Stockholders Dividend was paid) were to be equitably adjusted to reflect the [            ] Stockholders Dividend;

WHEREAS, the Committee determined that such equitable adjustment for certain outstanding Options shall be effected in part through a grant of Restricted Stock Units under the Plan (the “Dividend RSU Grants”), such awards to be effective as of [            ], and to contain the terms and conditions approved by the Company’s Board of Directors in connection with such adjustment;

WHEREAS, the Grantee holds an Option, originally granted on [            ] (the “Original Option”), which was outstanding as of the date of the [            ] Stockholders Dividend, the adjustment for which included a Dividend RSU Grant; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to make the Dividend RSU Grant to the Grantee, for the number of RSUs provided for herein and subject to the same vesting schedule as the Original Option and the other terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Performance-Based Restricted Stock Units.

(a) Grant. The Company hereby grants to the Grantee a total of [            ] RSUs, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall be credited to a separate book-entry account maintained for the Grantee on the books of the Company.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his or her legal representative in respect of any questions arising under the Plan or this Agreement, subject to Section 11(n). The Grantee acknowledges that the Grantee has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(c) Stockholders’ Agreement. As a condition to the vesting and delivery of all or any portion of the Shares underlying the RSUs, the Grantee shall be required to become a party to the Stockholders’ Agreement and agree to be bound by the terms thereof. The Grantee acknowledges being provided with a copy of the Stockholders’ Agreement.

2. Vesting; Settlement.

(a) The RSUs shall vest on the same vesting schedule set forth in the applicable grant certificate for the Original Option, subject to the same service-based and/or performance-based vesting conditions for the Original Option. Accordingly, if and to the extent that the Original Option vests, the same proportion of the RSUs shall vest. As an example and for illustrative purposes only, if the Original Option is 20% vested as of the Date of Grant, then the RSUs shall be 20% vested at grant, and the remaining 80% of the RSUs shall vest on the same schedule and subject to the same vesting conditions as the Original Option. Each applicable vesting date shall be referred to herein as a “Vesting Date.”

(b) Except as otherwise provided herein, each vested RSU shall be settled within sixty (60) days following the applicable Vesting Date in the form of shares of Common Stock. Any RSUs which are or have vested on or prior to the execution of this Agreement shall be settled within sixty (60) days following the date of such execution, in the form of shares of Common Stock.

3. Dividend Equivalents. Each RSU shall be credited with Dividend Equivalents, which shall be withheld by the Company for the Grantee’s account. Dividend Equivalents credited to the Grantee’s account and attributable to a RSU shall be distributed (without interest) to the Grantee at the same time as the underlying Share is delivered upon settlement of such RSU and, if such RSU is forfeited, the Grantee shall have no right to such Dividend Equivalents. Any adjustments for Dividend Equivalents shall be in the sole discretion of the Committee and may be payable in cash or in an adjustment to the underlying number of Shares subject to the RSUs.

4. Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Grantee satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Grantee in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, its settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. The Grantee may elect to satisfy, and the Company may require the Grantee to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Grantee upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.

5. Termination of Employment; Change in Control.

(a) If, on or prior to any Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated by the Company or its Affiliates for any reason and by any party, then any unvested RSUs shall either be (i) cancelled and forfeited without consideration therefor or (ii) vested, in each case in the same proportion and subject to the same terms and conditions as the Original Option would vest (if at all) upon such termination of employment. Any vested RSU shall be settled as set forth in Section 2(b) but not later than March 15 of the year following the year of termination.

(b) If, on or prior to any Vesting Date, a Change in Control occurs, then the vesting treatment of the RSUs in respect of the Change in Control shall be the same as that of the Original Option. Accordingly, the RSUs shall vest (if at all) in the same proportion and subject to the same terms and conditions as the Original Option vests upon such Change in Control. In addition, each RSU shall be settled as promptly as reasonably practicable (but within 10 days) following the Change in Control (or, if later, the date, if any, on which such RSU becomes vested).

(c) For the avoidance of doubt, (i) any post-termination exercise period relevant to the Original Option shall not be relevant to the RSUs and (ii) any vested RSUs (and shares of Common Stock delivered in respect of previously vested RSUs) shall be subject to the repurchase rights set forth in the Stockholders’ Agreement.

6. Restrictive Covenants

(a) Confidentiality of this Agreement. The Grantee hereby agrees that (i) except as required by law, the Grantee will not disclose to any Person other than the Grantee’s spouse and legal, financial and other advisors (if any) the grant of the RSUs or any of the terms or provisions hereof without the prior approval of the Committee, and (ii) in the discretion of the Committee, the RSUs shall terminate and be forfeited if the Grantee violates the non-disclosure provisions of this Section 6(a).

(b) Other Restrictive Covenants. The Grantee acknowledges and agrees that the Grantee remains bound by the terms of any and all restrictive covenants set forth in the applicable grant certificate for the Original Option (including, without limitation, any covenants with respect to Non-Competition, Non-Solicitation, Non-Hire, Non-Disparagement, Non-Disclosure of Confidential Information, Return of Property, Intellectual Property Rights and Notification of Subsequent Employer) (the “Restrictive Covenants”).

(c) Forfeiture; Other Relief. It is intended that the forfeiture and remedies provisions applicable to the Original Option shall apply in as nearly as practicable the same manner to the RSUs. Accordingly, in the event of a material breach by the Grantee of the Restrictive Covenants, then in addition to any other remedy which may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that the Grantee has received settlement of RSUs within the three (3) year period immediately preceding such breach, the Grantee will forfeit any Shares received upon settlement thereof without consideration and be required to forfeit any compensation, gain or other value realized thereafter on the sale or other transfer of such Shares, and must promptly repay such amounts to the Company. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Grantee shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Grantee’s breach of such Restrictive Covenants to the full extent contemplated by Section 11(n). The Grantee acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Grantee breaches any of the terms of the Restrictive Covenants, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Grantee hereby agrees that, in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

7. Rights as a Stockholder. The Grantee shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares underlying the RSUs unless, until and to the extent that (i) the Grantee has signed a joinder to the Stockholders’ Agreement designated by the Company (in the form attached to such Stockholders’ Agreement), (ii) the Company shall have issued and delivered to the Grantee the Shares underlying the vested Achieved RSUs and (iii) the Grantee’s name shall have been entered as a stockholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

8. Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the RSUs as it deems reasonably necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. In the event of the settlement of the RSUs at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Grantee hereby represents and warrants to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof, and the Grantee shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. In no event shall the Company be obligated to register Shares under state or Federal securities laws, to comply with the requirements of any exemption from registration requirements or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the issuance of Shares pursuant to the settlement of the RSUs which may be imposed by any applicable law, rule or regulation. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

9. Clawback. The RSUs and/or the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted, or if so required pursuant to a written policy adopted by the Company. In the event of any conflict between this Section 9 and the Clawback provision set forth in the applicable grant certificate for the Original Option, the Clawback provision set forth in the applicable grant certificate for the Original Option shall govern.

10. Litigation Cooperation. The Grantee agrees that during and after his employment by the Company and its Affiliates, the Grantee will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, which are not adverse to the Grantee (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company and its Affiliates. The Grantee agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Grantee also agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Grantee for all of the Grantee’s reasonable out-of-pocket expenses associated with such assistance. Any reimbursement that is taxable income to the Grantee shall be subject to applicable withholding and employment taxes. In the event of any conflict between this Section 10 and the Litigation Cooperation provision set forth in the applicable grant certificate for the Original Option, the Litigation Cooperation provision set forth in the applicable grant certificate for the Original Option shall govern.

11. Miscellaneous.

(a) Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Grantee other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 9(f) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b) Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Grantee shall not be materially adversely affected without the Grantee’s written consent.

(c) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d) Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Grantee to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Grantee’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Grantee of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 11(d) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs or the Shares underlying the RSUs will not be subject to interest and penalties under Section 409A.

(e) General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Grantee’s interest in such account shall make the Grantee only a general, unsecured creditor of the Company.

(f) Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)	if to the Company, to:

Georgia Holdings, Inc.

2 Penn Plaza, 12th floor

New York, NY 10121

Facsimile: (212) 904-4299

Attention: General Counsel

with copies to:

Apollo Management VII, L.P.

9 West 57th Street, 48th Floor

New York, NY 10019

Facsimile: (212) 515-3251

Attention: Ms. Laurie D. Medley

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 492-0237

Attention: Lawrence I. Witdorchic, Esq.

(ii)	if to the Grantee, to the Grantee’s home address on file with the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(h) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever.

(i) Fractional Shares. In lieu of issuing a fraction of a Share resulting from an adjustment of the RSUs pursuant to Section 7 of the Plan or otherwise, the Company shall be entitled to pay to the Grantee an amount equal to the Fair Market Value of such fractional share.

(j) Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

(k) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(l) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(m) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(n) Arbitration; Waiver of Jury Trial.

(i) Except as provided in Section 11(n)(ii) below, any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Agreement or the Plan, or any breach, termination or validity thereof, shall be finally determined and settled by arbitration in New York, New York in accordance with the applicable rules of the American Arbitration Association in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Any review by an arbitrator pursuant to this Section 11(n) shall be de novo. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to maintain all aspects of any arbitration proceedings, findings and decisions (whether by arbitrator or court) strictly confidential. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement or the Plan pursuant to this Section 11(n)(i), each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered.

(ii) Notwithstanding the foregoing, the Grantee agrees that it would be difficult to measure any damages caused to the Company and its Affiliates which might result from any breach by the Grantee of the covenants set forth in Section 6, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Grantee breaches, or proposes to breach, Section 6, the Company and its Affiliates shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

(iii) The Grantee and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any breach or threatened breach by the Grantee of Section 6, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(iv) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(v) In the event of any conflict between this Section 11(n) and the Arbitration; Waiver of Jury Trial provision set forth in the applicable grant certificate for the Original Option, the Arbitration; Waiver of Jury Trial provision set forth in the applicable grant certificate for the Original Option shall govern.

(o) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(p) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

GEORGIA HOLDINGS, INC.

By:
Name:
Title:

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